EXHIBIT 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Event Date/Time: Jul. 29. 2010 / 1:00PM GMT

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Amy Chang

AMN Healthcare Services, Inc. - VP. IR

Susan Nowakowski

AMN Healthcare Services, Inc. - President and CEO

Bary Bailey

AMN Healthcare Services, Inc. - CFO, CAO

Ralph Henderson

AMN Healthcare Services - President of Nurse and Allied Staffing Division.

Bob Livonius

Medfinders - CEO

CONFERENCE CALL PARTICIPANTS

Tobey Sommer

SunTrust Robinson Humphrey - Analyst

Paul Condra

BMO Capital Markets - Analyst

A.J. Rice

Susquehanna Financial Group - Analyst

Josh Vogel

Sidoti & Company - Analyst

Gary Taylor

Citigroup - Analyst

Jeff Mueler

Robert W. Baird & Company - Analyst

Mark Marcon

Robert W. Baird & Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the AMN Healthcare Second Quarter 2010 Earnings Conference Call.

At this time, all participants are in a listen only mode. Later we will conduct a question and answer session. (Operator Instructions).

As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Amy Chang. Please go ahead.

Amy Chang - AMN Healthcare Services, Inc. - VP. IR

Good morning, everyone. Welcome to AMN Healthcare’s Second Quarter 2010 Earnings Call. A replay of this webcast will be available at amnhealthcare.com\investors and will be available until August 19th, 2010. Details for the audio replay of the conference call can be found in our earnings press release.

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

I would also like to mention our policy regarding forward looking statements. As we conduct this call, various remarks that we make about future expectations, plans, and prospects constitute forward looking statements. Forward looking statements are identified by words such as believe, anticipate, expect, intend, plan, will, may, and other similar expressions. Any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward looking statements.

It is possible that our actual results may differ materially from those indicated by these forward looking statements as a result of various important factors, including those identified in our annual report on Form 10-K for the year ended December 31st, 2009 and other periodic reports, which have been filed with and are publicly available from the SEC. The results reported in this call may not be indicative of results for future quarters.

These statements reflect the company’s current beliefs and are based upon information currently available to it. Developments subsequent to this call may cause these statements to become outdated. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

I will now turn the call over to Susan Nowakowski, AMN Healthcare’s President and Chief Executive Officer.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thank you, Amy. Good morning, everyone. And thank you so much for joining us.

We appreciate the opportunity to share more details with you regarding the important announcements that we made yesterday, our agreement to acquire Medfinders and our results for the second quarter and outlook for the third quarter. These are all positive news events for AMN.

Here with me today is Bary Bailey, who I’m sure you all know as our Chief Financial Officer. Also joining today is Bob Livonius, the CEO of Medfinders, and Ralph Henderson, the President of AMN’s Nurse and Allied Staffing Division.

We thought it would be helpful for them to be available for your questions regarding the strategic combination of our organization and the benefits that we expect to bring to our clients.

As we address your questions, though, please keep in mind that we are still in the early integration planning stages. And the deal will not close for several weeks. So, we will not be able to provide any details regarding integration plans.

Yesterday after the close of the market, AMN Healthcare announced the signing of a definitive agreement to acquire Medfinders, a privately owned diversified healthcare staffing company with particular expertise and market leadership in providing managed services programs to healthcare facilities.

This acquisition is a natural step in our long term growth strategy as it directly contributes to our objective of delivering greater value and innovative workforce solutions to our clients. The combination also strengthens our capabilities in existing businesses and enables us to expand into home health services.

Because of the complementary nature of our business models, we will also be able to achieve immediate sales and operating efficiencies. Based on the current state of our industry and the projected future growing needs of our clients, we believe this is the perfect addition to AMN to enhance long term shareholder value.

Medfinders is the number one clinical managed services provider for hospitals in the US. Their next largest businesses are travel allied staffing, local nurse staffing, and home health services.

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Similar to AMN, they also provide travel nurse staffing, locum tenens, and physician permanent placement. These are all businesses that build on or compliment our current service offerings and extend our reach.

By increasing our presence and capabilities in the managed services space, AMN can become an even better partner to our clients, who are looking to increase their revenue and operational efficiency.

We continue to experience an increased interest from healthcare facilities and systems who prefer to establish long term relationships with one organization to outsource their supplemental staffing and permanent recruitment needs.

Currently, Medfinders provides MSP services to over 90 healthcare systems at over 300 facility sites. These types of client relationships typically experience higher fill rates and create a more recurring and predictable revenue stream over time.

We also anticipate the addition of Medfinders’ local staffing capabilities will create revenue synergies as AMN will be able to fill the daily and local contract staffing needs of our existing clients. This is incremental revenue opportunity for AMN, since today we do not have the capabilities to directly provide quick response local staff to our clients.

In addition to the current client benefits, the combined strength of our MSP platforms and our fulfillment capabilities will no doubt resonate positively with healthcare facilities who are contemplating moving to MSP arrangements in the future.

Medfinders generated approximately $300 million in revenues during 2009. The revenue mix consisted of 36% in MSP-related and traditional local staffing, 32% in MSP-related and traditional travel staffing, and 11% in physician staffing and permanent placement services.

Home health services comprised 21% of their revenue. We like the fact that this acquisition gives us an entry into home healthcare, which is very much aligned with our long term strategy of extending into adjacent services in growth segments of the healthcare services industry.

Home healthcare is viewed as an attractive solution to the cost pressures felt by hospitals and pairs as they aim to provide quality post-acute care in a lower cost setting. Home health is significantly less expensive than hospital or skilled nursing facility care and is often preferred by the patients as well.

Acute care facilities are also recognizing their need to partner with organizations to effectively transition their discharged patients into a quality home health environment in order to improve outcomes and avoid readmission.

The industry is very fragmented today and is expected to grow over 5% annually, becoming a $94 billion industry by 2015. The Medfinders Home Care division currently has 20 offices in 10 states, which serves approximately 35% of the nation’s elderly population.

AMN has been focused on growing our presence in synergistic patient care environments and outsourced clinical workforce solutions. Recent examples have been our organic launch into recruitment process outsourcing and our managed services offering.

We expect to continue our strategy of innovation by building on our traditional core staffing lines, newer service offerings, such as MSP, RPO, and home health, and potentially extending even further into new areas which are more physician-centric.

These strategic initiatives will continue to fuel future growth while diversifying our revenue and earnings. They will also create more recurring revenue streams and mitigate our sensitivity to economic fluctuations.

As many of you know, AMN has a proven track record of successfully integrating new acquisitions. We will continue this discipline of integrating and streamlining our newly combined organization in order to achieve sales and operational synergies.

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

At the same time, we want to continue to build on the strength of the well-respected and established brands of our two organizations. Where appropriate, we will leverage our combined resources and capabilities. We will have much more to share with you regarding integration on our next earnings call.

Medfinders has a proven and experienced leadership team. And we are thrilled to have the opportunity to build a stronger organization together.

I’ve known Bob Livonius for over seven years and have great respect for his strategic vision and positioning of Medfinders as an industry leader. In particular, Bob’s early and innovative approach to vendor management and Nurse finders MSP offering helped prove the value of this service to many healthcare facilities across the country. Today, they proudly lead the industry in MSP.

Like the AMN Healthcare team, Medfinders is also a thought leader in the industry and is sought out by healthcare organizations to continue improving their quality and cost effectiveness. Most importantly, they put the client’s needs first. This is a core value of AMN healthcare as well.

The commonality of integrity, values, management philosophy, and just the sheer talent of the combined team gives me great confidence in our ability to successfully integrate these two organizations.

We’ll be opening up the call later to answer questions. And at that time, I’ll invite Bob and Ralph to share more insights with you regarding their perspective on our combination.

But, first, Bary and I would like to give you an update on our second quarter operating results and business trends.

We’re pleased to report that second quarter consolidated revenues were up sequentially by 4%, which exceeded our previous expectations of 1% to 3% growth.

This represented the first sequential quarterly growth in consolidated revenues that we have seen in seven quarters. We believe this is a good indication of a beginning of a modest, steady market recovery in our industry.

The sequential increase was driven primarily by increases in our locum tenens and physician permanent placement businesses with our nurse and allied staffing revenue holding steady during the quarter.

In the second quarter, the nurse and allied business generated $76 million in revenues, which was flat compared with prior quarter. The business saw flat sequential volumes as a result of order levels staying above prior year but still at relatively low levels.

Despite this, we continued to secure a larger portion of the available jobs due to our managed services and preferred clients. And we improved fill rates.

Revenue per traveler per day continues to be stable due primarily to relatively flat bill rates. During the last three months, the aggregate number of assignment orders, and the number of facility units with orders, have increased across the country, reflecting a modest but still healthy rise in demand.

Our locum tenens segment delivered second quarter revenues of $65 million, which was 8% higher than last quarter. Days filled volumes increased by 8%, which had increases across all specialties. And the strongest gains were in surgery, behavioral health, and primary care.

Days sold, which is our best indicator of future placement opportunities, was also sequentially higher with particular strength in primary care, anesthesia, and surgery. Gross margins remained steady compared to prior quarter and prior year.

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

In physician permanent placement, second quarter revenues were $8.3 million, which was 8% higher than the prior quarter. The sequential improvement was due to increases in both placements and activity on new searches.

As we mentioned in a previous call, we’ve been experiencing a greater number of larger multi-search arrangements, which create a good long term revenue opportunity. We are starting to see some of these searches become active, which certainly helped in our sequential volume improvement.

One of our greatest challenges facing us today is hiring and training new recruiters to help fill the growing number of search opportunities. We are making progress in our new recruitment hires, but are still lagging the growth in active searches.

As we enter into the third quarter, the company continues to stay focused on every day execution in order to capture as much market share as possible as we enter this phase of modest recovery.

At the same time, we are capitalizing on opportunistic acquisitions, which position us well strategically, both in the short and long term. Combining with Medfinders is very much in line with the four key strategic areas we have been focused on.

First, AMN’s efforts to win preferred provider in managed services contracts will be significantly bolstered by Medfinders’ leadership position in this space.

Medfinders’ local staffing business also provides a stronger platform for us to serve our clients more fully. This combined managed services platform will give us even more upside opportunity as we emerge into a more robust market.

Second, the ongoing investment in new services we have made over the past two years have set us up for stronger growth and more diversified revenue streams in the long term.

Medfinders’ home health division represents a new market opportunity in a relatively fragmented industry that is supported by the long term growth dynamics of an aging population and increasing demand for healthcare services.

Third, joining forces with another leading company will enable us to share, implement, and leverage best practices across both organizations. This creates additional opportunity for further operating leverage and an agile organization with the ability to support product development and other future growth initiatives.

And fourth, we have been able to structure this acquisition in a way that retains the financial health of our balance sheet and capital structure. Consistent with our track record, we intend to continue closely managing our profitability, cash flow, and debt structure.

At this time, I would like to turn the call over to Bary Bailey, our CFO, who will provide an overview of the transaction and more detail on our second quarter results and financial position. After which, we will comment on the business outlook going into the third quarter. And then we will open up the call to your questions. Bary?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Thank you, Susan. Good morning, everyone.

With respect to the transaction under the terms of the agreement, AMN will acquire all of the outstanding equity of Medfinders’ current company in exchange for approximately 6.3 million shares of AMN Healthcare Services’ common stock at approximately $5.7 million shares of preferred securities with the liquidation preference of $10.00 per share. Initially, the preferred securities will bear a dividend rate of 11%.

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Subsequent to the completion of the transaction, AMN expects to file a proxy statement with the SEC to obtain shareholder approval to convert the non-voting preferred securities held by the Medfinders shareholders into voting preferred secured shares convertible into AMN healthcare common stock on a one for one basis.

Assuming shareholder approval within six months of the transaction closing, the accrual of any dividend will be waived, and no further dividend will accrue on those securities.

To refinance AMN’s existing Term B facility of approximately $107 million and pay off Medfinders’ existing debt, totaling approximately $132 million, AMN expects to amend and extend its current Term B loan and increase its balance by an estimated $68 million to $175 million and issue a second lien of $50 million.

Assuming the value of all of the issued equity securities, using the closing share price from the close of business on Tuesday, the 27th, and the shareholder approval of the conversion features of the preferred securities, and attributing no value for the liquidation preference, the transaction has a value of approximately $220 million.

Upon completion of the transaction, the selling Medfinders shareholders will own approximately 26% of AMN’s fully diluted shares [on] an as-converted basis.

Medfinders generated approximately $20 million in adjusted EBITDA in 2009. We expect their 2010 adjusted EBITDA will be down approximately 10%, reflecting the industry declines occurring in 2009, although Medfinders still faired better than most companies over the last 18 months.

We anticipate the combination will generate annualized synergies in excess of $10 million. And assuming that amortization will track consistently with past experience, we expect the transaction to be accretive to full year earnings in 2011.

We will also receive tax benefits from NOLs and other tax attributes that have a present value of approximately $20 million.

The transaction is expected to close in the third quarter of 2010 and will be subject to customary closing conditions, regulatory approvals, and debt refinancing.

At this time, I will turn to our second quarter performance. Susan just provided us with an overview of the top line performance for the second quarter, which exceeded the revenue guidance we’ve provided in the last corporate earnings call.

Overall gross margin in the quarter continued to hold up well, although slightly down compared to last quarter. Compared to the second quarter of 2009, we saw a 60 basis point improvement to 27.6%.

The margin increase from last year was due to continued gross margin improvement in our nurse and allied segments and by a higher margin physician permanent placement segment representing a greater portion of our business mix.

As I just mentioned, we did see a decrease of 30 basis points as compared to the previous quarter, due primarily to higher health insurance expense in the nurse and allied segment.

We continued to see a high utilization of COBRA due to the current government subsidy program. COBRA represented approximately 40% of claims in the second quarter, and we had a high number of large claims impacting our experience.

We continue to monitor this, and over time we expect our number of COBRA participants to decline. As we look at the rest of the year, we see margins holding steady with potential for modest improvement from continued management of compensation packages.

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

As we are all aware, throughout last year the company took significant steps to streamline the organization and improve overall operating structure of the company in order to achieve sustained efficiencies.

Excluding external direct costs associated with due diligence and negotiating the transaction, second quarter SG&A expenses would have been $33.5 million or 12% lower than last year. Adjusted for the transaction-related expenses, second quarter SG&A expenses were up 5% compared to the first quarter, but as a percentage of revenues right in line.

Our nurse and allied segment revenue increased sequentially by 1%, while travel account volume decreased by 1%. Nurse and allied gross margin in the second quarter was 25.5%, 50 basis points higher than the same period in 2009, but 80 basis points lower than last quarter due to the increase in healthcare costs I previously mentioned.

Segment operating income for the second quarter was $7.3 million, reflecting the expected decline compared to last year. Nurse and allied operating income in the second quarter was also lower than first quarter, due primarily to malpractice insurance adjustments and the impact to operating income of the increased healthcare costs mentioned earlier.

We do not expect the impact of the insurance adjustments to continue into next quarter. But, as previously mentioned, we do expect to add some resources as we continue to see growth in volume.

The locum tenens segment experienced sequential revenue growth of 8%. Days filled increased by 8% sequentially, and gross margin held steady sequentially at about 26.2%.

The operating margin for the second quarter was 9.8%, which was up 70 basis points compared to the previous quarter.

SG&A costs held steady compared to the prior quarter, providing leverage on the increased gross profit. Compared to last year, the operating margin decreased due to the favorable professional liability reserve adjustment we reported last year at this time.

Within our physician permanent placement segment, revenue grew sequentially by 8%. Physician permanent placement operating income for the second quarter was $2 million, in line with the first quarter.

Unallocated overhead, excluding stock compensation in the second quarter, was $7 million, as compared to $5.6 million in the prior year and $5.7 million in the prior quarter. The increase as compared to prior quarter is due almost entirely to costs incurred associated with the Medfinders transaction for legal, accounting, and operational due diligence in planning for integration.

Given our low pre-tax income in the quarter, expenses such as the transaction-related expenses have a significant impact to our effective tax rate.

Excluding the impact of transaction-related expenses in the rate determination, our annual effective rate would be approximately 55%. And the rate in the quarter would be approximately 57%, which is lower than discussed in the last call.

As our pretax income increases over time, the impact of such items will have less of an impact to our rate. As we have indicated before, our actual cash tax rate has been trending in the low 40s range.

In the second quarter, we generated $6.8 million of operating cash flow, of which about $1.4 million went to reduce debt. Day sales outstanding were 55 days as compared to 56 last quarter.

We continue to closely manage capital expenditures without limiting important investments. Capital expenditures for the first quarter were about $600,000. We will continue to manage capital expenditures, but do expect them to increase as we look forward to the integration of Medfinders.

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

As of June 30th, our cash and equivalents totaled $41.4 million, and our total term debt outstanding was $107 million with no borrowings under the revolver. I will now return the call back to Susan.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thank you very much, Bary. In our last two earnings calls, we have been predicting that 2010 would be a period of stabilization and then modest growth. This continues to be our outlook today.

While our market is still constrained, our teams are performing extremely well. And their steadfast commitment to execution and building stronger and deeper client relationships is being rewarded by the clients.

Going into the third quarter, we anticipate nurse and allied travel volumes will be up sequentially based on slightly stronger order and placement levels in June and July.

We are also anticipating locum tenens to again show sequential volume and revenue increases based on growth in days sold and days filled in the second quarter.

Our physician perm placement business is also expecting modest sequential improvement as a result of our volume of active searches and expected increases in placements.

Based on these factors, third quarter consolidated revenue is expected to be up 4% to 6% compared to the prior quarter. And this excludes the impact of any acquisitions.

I believe there is little doubt that the long term drivers of healthcare services and staffing remain quite strong. However, the short term demand environment is still constrained by general economic uncertainty and high unemployment.

During this time, we believe AMN can further differentiate our leadership position by remaining laser focused on execution in our core existing businesses, while at the same time expanding our capabilities to meet the evolving needs of our clients.

Our acquisition of Medfinders further expands the differentiated value, breadth, and depth of services we are able to offer to healthcare clients today. And with that we would now like to open up the call for your questions.

QUESTIONS AND ANSWERS

Operator

Okay. (Operator Instructions).

One moment, please, for the first question.

Your first question comes from the line of Tobey Sommer from SunTrust. Please go ahead.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. I had a question about the business trends at Medfinders. I was wondering if you could comment on the relative gross margins and what the growth kind of was like during the nadir of the recession, I guess, and then maybe more recently what it has looked like. Thank you.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Sure, Tobey. I’ll take a first stab at that and then ask Bob to jump in and provide you with a little bit more detail.

I think Bary mentioned earlier in the call that one of the benefits of the Medfinders model, in particular their strength in managed services programs, is that they do fair better when there is a drop in the market because they have such strong, deep relationships with those MSP clients and can manage more of the even lower demand that’s out there.

So, their drop in revenue in 2009 was, we think, one of the lowest in the industry, meaning they faired better than most because of those deep relationships where they could manage more of the demand.

Their trends coming into 2010 have been similar to the general market. There, again, I think they have been benefited by their MSP clients. But, they have also not been immune to the drops that we’ve all have continued to see in some areas like allied. But, they are starting to see improvements just as we are. So, maybe, Bob, I’ll ask you to jump in, provide just a little more color.

Bob Livonius - Medfinders - CEO

Yes, thanks very much, Susan and Tobey.

I think what Susan said is exactly right. One of the key things about the MSP environment is that when order volumes go down, you essentially fill more of your own orders with your own services.

So, we were able to grow, actually, our nurse travel business during the period when everybody else was shrinking, simply because we were able to fill more of our own orders, especially within our MSP clients. But, we saw the same decline that everyone else did, relatively speaking in the non-MSP sector.

But, overall the numbers are what Susan said. We faired much better than the rest of the industry not only through 2009, but I think we’re still performing better than the rest of the industry because of our MSP programs.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

And then any comment on the margin profile, particularly at the gross margin level, what the transaction may do to a consolidated company? Thanks.

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Tobey, this is Bary. We would expect it to increase the overall gross margin. It is impacted a bit by the home health side, where you see a bit higher gross margin. And so that will help move that up somewhat.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks. And then one other question on the transaction. Are you expecting accretion to 2011 EPS, or is that a reference to net income?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

That was to EPS.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. Thanks. And then a couple of questions on the quarter, you mentioned that surgery days sold was up. Do you have an expectation for surgical procedures to kind of be creeping up here in the back half of the year?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

That’s what our clients are indicating to us. And we certainly saw it most pronounced in the locums business. But, as we look at the underlying trends in perm placement, we’ve also seen the demand for general surgery go up there.

And in our travel nurse business, OR is one of the top three specialties in demand today. So, if that’s an indicator of a rise in general surgery, then yes, we think it’s starting.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

And you also mentioned, I think, larger kind of group search sales. I was wondering if that is being driven strategically and proactively by AMN or it’s market-driven? And then I was wondering if you could comment on margin implications for larger group searches.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Sure, and you’re referring to the physician permanent place business. And I would say it is both. We are responding to the needs and demands of the clients out there.

We’ve seen more of the larger facilities and systems, and even organizations such as the National Association of Healthcare Clinics, get more organized around their group purchasing and deciding that they need to be serious in hiring the physicians that they need to deliver on their service expansion as well as their revenue goals.

So, I think that’s a good sign for the overall market, that the demand for physician employment and physician hiring is quite robust. As I mentioned, our greater challenge is just hiring enough and training enough good recruiters to fulfill that growing demand.

In terms of the margin implication, we wouldn’t expect there to be any noticeable margin implications from those types of arrangements. What does happen is you tend to activate those new searches over a longer period of time. If you’re working with rural facilities, you might get one or two searches, and they are both active at one time.

These larger groups you might receive 30 or 40 searches. But, you’re not going to activate them all today. It might be over a period of 6 to 12 months. And so that’s good for longer term revenue because you know you’ve got those searches that will be coming online down the road.

Obviously, it still takes a fair amount of work today to obtain those new searches. So, you’ll see a little bit of a lag as searches go up, but placements may take a little bit more time.

We also find that the larger systems, while they’re very focused on certainly hiring these physicians, they tend to move just a little bit slower in their decision making.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much. Last question, is there any lock up period associated with the shares that will be paid for Medfinders?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

There is. For a period of 6 months following the closing, the Nursefinders investors group will be prohibited from selling or transferring or hedging any of the shares to sort of an unaffiliated party.

After that, after we file a registration statement, they will be able to sell or transfer shares to another party. But, it’s subject to certain volume limitations.

Certainly those put out by security laws, but also we have additional limitations, just for example, where they can’t transfer or sell more than 20% of the issued shares that we have provided every 6 months. So, there is sort of a staging effect to it. There are more details, I believe, provided in the 8-K.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thanks a lot, Tobey.

Operator

Your next question comes from the line of Paul Condra from BMO Capital Markets. Please go ahead.

Paul Condra - BMO Capital Markets - Analyst

Great, thank you. Congratulations on the acquisition.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thank you.

Paul Condra - BMO Capital Markets - Analyst

I just have a question. The third quarter, how much of the transaction fees do you expect will be in the third quarter? Or transaction costs?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Well, a substantial amount — this is Bary. I am sorry.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

The substantial amount of the costs for obviously the financing will come through and legal, so that will all hit in the third quarter. There will be ongoing costs associated with integration subsequent to that, but all of the transaction costs will hit in the third quarter.

Paul Condra - BMO Capital Markets - Analyst

Great. And then in terms of the Medfinders home healthcare business, I just wonder if you can comment on trends there. Has that sort of exhibited similar trends to the nurse staffing, allied healthcare? Or is there anything different about that market?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Actually, the trends have been quite positive relative to the travel staffing business. They certainly didn’t see the same contraction, in fact, and many markets grew their business, which is again one of the attractive parts of this addition.

And the reason why we made a decision a couple of years ago that home health was an area that we would like to expand into over time, it does appear to be certainly less sensitive to economic fluctuation.

The margins have held up well. And we particularly like the Medfinders home health division because of the diversification of their pair mix. And I’ll ask Bob to jump in and provide more detail on that.

Bob Livonius - Medfinders - CEO

Yeah, one of the things that’s helpful there is that we aren’t Medicare-centric like most other home care companies. We have less than 20% of our businesses in Medicare. And the other payer sources, which are Medicaid, private pay and of course the insurance, are a nice spread.

What’s nice about it is when you are in a particular market, you can take advantage of all four payer sources depending upon what works in that particular market for you. So, we like the fact that we not only have a diversified mix, but I would agree certainly with what Susan said.

Demographics are in our favor. And the cost effectiveness of home care is such a driver to why it’s the way in which we should move forward in the way in which we care for patients going out of the hospital.

And certainly in the long term, it’s almost impossible to believe that we can build enough nursing homes to take care of people that are going to become elderly. So, the good news is that it’s a trend in a positive direction. And while we’ve seen far less impact than what we would normally see in the healthcare staffing sector.

Paul Condra - BMO Capital Markets - Analyst

Great, thank you. And I just have one question about the convertible shares. I might have misunderstood this. But, I thought that I had saw in the proxy that they are only convertible after having traded above $10.00 for 30 days, after the common stock trades above $10.00 for 30 days. Did I misread that? Or are they convertible right after the shareholder vote?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

After the shareholder vote, they can convert them again into a one for one conversion regardless of the share price. We require that they convert once our shares hit above $10.00 for 30 days, 30 straight days.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Paul Condra - BMO Capital Markets - Analyst

Okay. I understand. So, they have the option after the vote, and then they’re required, if it trades above this threshold for 30 days?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Correct, and again it is on a one for one basis as far as the conversion.

Paul Condra - BMO Capital Markets - Analyst

Okay. And the dividends will be paid annually from the day of the vote?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

The dividends would be paid in kind at the election of the company. But, you would expect early on to have them paid in kind and then, therefore, they would accumulate.

They would start from the time of the transaction. But, after the vote, the dividends go away completely. They stop. There is no dividend upon shareholder vote.

Paul Condra - BMO Capital Markets - Analyst

Okay. I understand. And then just one more question about the trends in the quarter. On the gross margins, you mentioned a higher insurance due to these greater COBRA-related claims. Do you expect a similar impact from that in the third quarter? Or I don’t know, if you could just talk about that in a little more detail?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

We would expect to see that pretty close to the second quarter. It is starting to decline. At least that’s what we’re seeing. We think it’s people have held on to COBRA much longer because the government subsidy for those that came in early on.

Paul Condra - BMO Capital Markets - Analyst

Okay. Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thank you, Paul.

Operator

Your next question comes from the line of A.J. Rice from Susquehanna. Please go ahead.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

A.J. Rice - Susquehanna Financial Group - Analyst

Thanks. Hello, everybody.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Hi.

A.J. Rice - Susquehanna Financial Group - Analyst

Just maybe to quickly follow up on that preferred question first of all. So, the preferred gets issued, it picks until there is a vote. And then if the vote goes well, there’s no further dividends, but you don’t claw back the dividends already given, right?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

If the vote occurs within the first 6 months you would claw back, and all of the dividends previously accrued would go away.

A.J. Rice - Susquehanna Financial Group - Analyst

And is there any reason why, what’s the constraining thing on when you’d have the vote?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Well, we expect to have the vote in the fourth quarter of this year. So, there is really no limitation on that, just us filing the appropriate documentation.

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. And the 11%, what is that accrued against, the $10.00 liquidating value or what?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Yes, it is accrued against the $10.00 liquidating value.

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. I guess is there any wrinkle, I mean, maybe that’s not readily apparent as to why the Preferred is even being issued as opposed to just giving it all in stock day one?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Yes, from an NYSE standpoint, we can issue no more than 20% voting security. So, we have to go out until we have the shareholder vote. We’re limited from the standpoint of issuing those voting securities.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. That makes sense. I was trying to figure out what, there must be something that was not readily apparent. Okay.

On the $10 million of synergies, is that, I mean there are different kinds of synergies. Is that the kind of synergies where you’d expect to see those almost immediately after closing? Or do they come in over the course of time? Can you give us any flavor?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Sure, A.J.

Some will begin immediately. It’s a combination of revenue generated and cost synergies. Although the larger share are on the cost side. There are some of the more obvious areas you would expect around corporate synergies that we’ll benefit from immediately in insurance, purchasing power, risk management, legal, all of kind of the traditional areas, as well as back office functions and different places where we think we can be more efficient through a combined organization.

And then the revenue synergies are driven by existing contracts that we have that we believe that we can have greater fill rates at. And we believe that and know that because we’ve seen from our own experience that when we have our own MSP we can have higher fill rates for the travel position.

So, being able to leverage the strong MSP contracts and relationships that Medfinders has, where they have significant travel orders, and we are filling some of those now, but at a fairly lower level because there are other competitors in there. And we believe we can fill a higher percentage.

And likewise, MSP contracts that we have where we have local positions that we can’t fill at all, and maybe Medfinders is in there filling some of them now. But, as part of the company, they can fill a much higher percentage of those local staffing needs.

So, we believe those are very real. They can be achieved fairly quickly. And the amount of business that we are currently, we being AMN and Medfinders, are currently passing on to subcontractors, is pretty significant. So, that’s lost opportunity that we think we can bring in-house pretty quickly.

On top of that, and not necessarily included in the $10 million, is the ability to take other strong relationships where we have maybe a preferred or an exclusive for travel, and we know that client uses per diem.

It’s not part of the contract today, but we believe we can offer them now the ability for local staffing and even convert them to a full MSP by bringing Medfinders to the table and vice versa, contracts that Medfinders has a strong local presence with. But, that’s all kind of, you know, icing, if you will, down the road.

We anticipate that the timing to achieve all of these synergies, cost and revenue, kind of the greater than $10 million that we referred to, will take through the next kind of 18 months, if you will. So, by the end of 2011 we would expect to be adding that incremental $10 million on an annualized basis.

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. That is good. It looks like to me, I guess pro forma debt outstanding, what would that be, about $240 million? Is that right?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Yes.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

A.J. Rice - Susquehanna Financial Group - Analyst

It wasn’t clear to me. Do you have a commitment letter at this point in hand? Or are you now going out to the banks to get that done?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

We’re pursuing it on a best efforts basis, but feeling pretty comfortable. I mean, obviously the market is subject to volatility, but feeling pretty comfortable about accomplishing that.

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. And let me just ask a couple quick questions about the Medfinders business. On the home health piece of that, is there any direct bill to Medicare that you’re doing? Or is it all sort of through third parties that it ultimately gets paid by Medicare?

Bob Livonius - Medfinders - CEO

No, there’s direct billing to Medicare. And we’ve done that for years.

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. So this isn’t providing staff to home health. This is actually providing home health directly yourself?

Bob Livonius - Medfinders - CEO

That is right. Yes. Medfinders has a division called Nursefinders. It’s been in that business for 37 years, effectively, starting out before there really was a formalized Medicare program. I’ve been in the industry about 20 years doing that. And we have a lot of experience in the Medicare program.

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. I mean, obviously the big chains that are out there have had some issues, both with, I guess, recent government inquiries as well as some pressure on future reimbursements. I’m assuming when we talk about the outlook and all, you guys have factored that in somehow to the commentary about synergies and so forth?

Bob Livonius - Medfinders - CEO

I’ll just remind you we’re under 20% in Medicare. That is –

A.J. Rice - Susquehanna Financial Group - Analyst

Right. That is not a huge –

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Bob Livonius - Medfinders - CEO

I also want to point out that I think one of the focus areas that are going on right now with some of the larger companies is how much therapy business they do. And we are much more patient-centric than therapy-centric.

And the way the Medicare program had been set up in the past, it allows you to leverage the therapy business. Fortunately, we’ve been very careful about that and actually have been on the opposite side of the equation.

We would like to be able to do more therapy, frankly. So, at the end of the day, I think we’ve got a very good situation there relative to our competitors. I am reminding you that, remember, we have all these other service areas and other payer sources that we have.

We’d actually like to grow our Medicare, frankly. We think that’s one of our more strategic initiatives. Even though we are only 20% now, we’d certainly like to see it grow a little bit.

A.J. Rice - Susquehanna Financial Group – Analyst

Okay. On the per diem side of the business, the two big companies you focus on in the space happen to be more travel-oriented. Can you give us a quick compare, your sense of where per diem is relative to travel, I mean is it basically seeing the same trends? Or is there reason to think that per diem is either stronger or less strong?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

I will let Bob comment specifically on their per diem business. But, we’ve certainly seen a tendency for clients, as we’re coming into this recovery mode, to want to contract staff for shorter periods of time and providing less lead time.

So, the lines are blurring between per diem and travel. And clients themselves are saying I don’t really want to distinguish. In fact, many of the local assignments that they are staffing are contract in nature, meaning they are multi-week bookings.

And so, we do think that there, for the short term for sure and even maybe longer term, there’s going to be a focus on we want people quickly and for shorter periods of time.

Now, it does not mean that travel won’t benefit in the recovery as well. But, you’re definitely seeing a hesitancy to contract for longer periods of time. And so we think per diem will be impacted very positively as clients start to think about rebuilding their staffing.

The other thing that’s so positive about their local staffing capabilities is what it does for us in MSP. When clients want to move towards an MSP relationship, they typically want you to handle both their local and their travel business.

And we’re finding that more clients are choosing providers that have some sort of local presence, even if travel is the larger portion of their demand, quite honestly.

And so we think that this will enable us to be more competitive and have a better offering for those clients that want to move to MSP in the future.

Now, Bob, maybe if you want to comment on just the trends -

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Bob Livonius - Medfinders - CEO

Well first of all, I think it is important to realize that our strategy over the last several years has been to use our, what I’ll call our bricks and mortar local offices, as platforms to sell our MSP program.

While we think the per diem sector is a necessary part to be in in order to meet our customers’ need, all of our locations are focused on using that facility as a way to manage multiple accounts with exclusivity through our MSP program.

But, in terms of the trends, we buck the trends again there. When we look at some of, even the public companies and private companies, we’ve done far better in terms of our, what I’ll call local business.

And you really want to think of it the way Susan talked about it. I think if we think of it only as per diem, we’re really missing what is really happening in the marketplace.

As Susan said, I mean four to six week contracts as opposed to a traveler is becoming more interesting for the client. And not that it’s the only alternative, but it presents some other alternative. So, a lot of our businesses, a substantial portion of our business, is not day to day is actually contracted for a period of time.

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. That is great. One last quick, hopefully, question.

I know with the MSP focus, you can sometimes have customer concentration. Can you comment on any customers that represent a meaningful, material portion of your business that we should be aware of? Or is there any concentration? And then maybe comment on regional strength, if there is any particular regional focus.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Sure. Well, there is not a particular client that comprises more than 10% of our consolidated revenue. So, from a materiality standpoint, there’s not a high level concentration for the overall organization. And that will be even more true when the two companies combine.

With that said, we obviously have some very strong, large contracts with some wonderful partners in the industry. For us, one of those is in California, a multi-facility system that we started partnering with. And actually Medfinders has also known and been a great partner with them for many years.

And that gives us a little bit more concentration in California. But, we’ve always had a bigger concentration in California. It certainly has ticked up a couple percentage points over the last couple of quarters due to that relationship. But, we still feel that it doesn’t overly or unduly kind of expose us in any particular market.

So, as an organization, California is certainly our largest market. That would be followed by Texas. New York is a big market for us. So, it really is all across the country. It’s not just a West Coast story.

Medfinders compliments that because they actually have a slightly stronger East Cost presence, right, Bob?

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Bob Livonius - Medfinders - CEO

That is right. In fact, I think while we actually have shared a number of these clients in the past, a lot of clients that were being serviced in the East by AMN now are in partnership with us, in fact as subcontractors, to run an MSP. So, those clients are spread around the country.

The other dynamic I’d like to make sure you’re comfortable with and understand is that a lot of our MSP clients are relatively small. We like that. We like the $2 million client. We like the $1 million client.

And that’s because it is easy to implement and we can have a lot of them. So, actually if you looked at our client base, we have a few very large clients, but a lot of medium-sized and smaller clients. That’s really worked well from a profitability standpoint for us, too, because they’re much easier to implement and quicker to get the profitability.

A.J. Rice - Susquehanna Financial Group - Analyst

Okay. Great, thanks a lot.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thanks, A.J.

Operator

Your next question comes from the line of Josh Vogel from Sidoti & Company. Please go ahead.

Josh Vogel - Sidoti & Company - Analyst

Hey, good morning. Thank you.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Hi, Josh.

Josh Vogel - Sidoti & Company - Analyst

Hi, how are you?

Bary, I was curious. And I may have missed it, but did you discuss what the interest rates are going to be paying on the Term B loan in the new $50 million line?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

No, we obviously haven’t set that because we’re in the process of going out to market. It’s going to be obviously also subject to timing, where it is at the end of the period when we close, where our goal is by the end of August.

But, when we see it on the Term B up just somewhat from where we are today, obviously because of the additional leverage, but not over the top.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Josh Vogel - Sidoti & Company - Analyst

Okay. And I guess given your cash flow trends and your expectations for Medfinders, do you have an idea of, or strategy of how you plan to pay down debt or where you want the balance to be by say the end of 2011?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

From the standpoint of, we’re going to have, typical amortization of that debt and we would expect to follow that pretty consistently. As you’ve noticed and you said here on the phone, we’ve been pretty solid in our cash flow collections. We see that continuing and would expect to pay that down over time. The notes will be extended. So, we’ll go on to a normal amortization period.

Josh Vogel - Sidoti & Company - Analyst

Okay. And going back to an earlier question, and I know you didn’t give much detail, but I am assuming that at least the, through Medfinders, the complimentary businesses, the nurse, travel, allied, and the physician, I am sure the margin profile is very similar. But, can you give a little bit more detail into maybe a range of gross margins you typically see or you expect to see in home health?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Yes. Certainly on the gross margin side, we would expect to see, with their mix of payer, between 37% and 39%, so a little bit higher than what we see in our physician business.

So, you’d expect to see, Medicare tends to be a little bit higher. So, as you start to grow into that market, you’d expect that to go up. But, right now I’d say between 37% to 39%.

Josh Vogel - Sidoti & Company - Analyst

Okay. Great. And lastly, Susan, you mentioned one of your challenges today is hiring and training of new recruiters. And I was wondering, how many recruiters you are actually looking to hire, and which markets are you catering to? Or where do you find yourself understaffed right now?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Sure. And that comment, Josh, was specifically around our physician permanent placement business where we’ve seen increases in new active searches that haven’t been able to hire and train enough new recruiters to help with the placements of those, to actually convert those into placements.

And we have made progress. But, with that said, you have attrition that goes along with it. So, we’re kind of inching along. We do expect to have more new recruiters coming online and beginning to work in production in the third quarter.

So, I think you’ll see it kind of slowly improve throughout the rest of the year. And it would be our hope that we’re kind of caught up with that hiring by the end of the year.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

But, it does take time because it’s a unique role. It’s a difficult role. And it takes about six months to even a year to really get somebody fully trained to be productive. So you want to make sure you are choosing the right people and onboarding them correctly up front.

In the locums business, it’s always a challenge to find the right, great people and get them trained, but not as much of a challenge there. And quite honestly, we don’t have quite as much of a need to be hiring there now. Our recruiters in locums are doing a terrific job, as you can see from the results that they’ve been producing.

And so while we’ll be adding to it, we think that even the recruitment staff that we have there has more capacity. And you can see that even going into third quarter we’re projecting growth, and yet our recruiter count is fairly flat. And I’ll ask Ralph to comment on the nurse and allied recruiters.

Ralph Henderson - AMN Healthcare Services - President of Nurse and Allied Staffing Division.

Sure. Good morning, everyone.

The nurse recruiting right now has not been difficult for us, particularly in the San Diego market. We’ve been able to rehire people who were impacted by some of our previous actions that reduced the size of our workforce.

And additionally in the allied business, we’ve been able to fill openings in kind of less than 30 days. So, we are beginning to start to ramp up a little bit on recruiters. It takes about three months to get somebody ready up to production levels that are profitable. So, not difficult yet. So, I think a good market for us to come.

Josh Vogel - Sidoti & Company - Analyst

Okay. That’s helpful. That’s all I have right now. Thank you.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Great. Thanks so much.

Operator

Your next question comes from the line of Gary Taylor from Citigroup. Please go ahead.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Hi, Gary.

Gary Taylor - Citigroup - Analyst

Well, it is good to see the revenue up sequentially. I know you have been waiting for that for some time. So, we’re pleased to see that this quarter and don’t want that to get lost with all the questions about Medfinders, which of course is going to be what all my questions are about.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Well, thank you, though.

Gary Taylor - Citigroup - Analyst

A couple, I guess, starters. I thought you said what the ’09 EBITDA was for Medfinders. But, I didn’t catch what it was. Was it a common or an actual number?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

It was about $20 million.

Gary Taylor - Citigroup - Analyst

Okay. And one of the things, I was just looking around on the website. I know on the website it had said gross billings of around $500 million. And I was wondering is that dated information and suggests that the revenue has come down that much? Or am I just mistaking the $270 million with the $500 million?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

They are apple and oranges, first of all. So, it hasn’t dropped that much. And the reason is their gross billing number, which is not what we are reporting, the $300 million that we mentioned is their, what we would consider true revenue, net revenue.

The gross revenue or gross billings are the total opportunity that they have under contract, including the demand in revenue from their MSP contracts.

So, the amount that they are subcontracting out to other vendors is included in that, which is pretty significant. And again, it goes back to the revenue synergy potential that we think exists because it’s a pretty big opportunity that they are passing off today to other companies such as AMN, but also other competitors.

Bob Livonius - Medfinders - CEO

We subcontract to about 400 different companies. AMN is by far the largest of our subcontractors and the most valued because they historically have been able to provide a wider range of skills and particularly in the subspecialties and in greater volume with higher quality nurses than anyone in the market.

But, even with the other major suppliers that are out there, whether the names that you know well, but many, many you probably don’t know well, are really related to specific requirements that clients have within their markets where they say I have worked with so and so for a while, and I would like to continue to work with them.

We think that knowing that we can transition a lot of those subcontractors over time, we can spend more of our time using our own resources. And we’ve proven that. We’ve proven that through our own travel nurse division.

So, the gross billings number, or actually what we were doing in total, inclusive of all the subcontracted volume that we do with our subcontractors.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

So, Susan is exactly right. It’s apples and oranges. But, we like to talk about that number because it really represents our market share of volume that we’re actually under contract and managing within the market place.

Gary Taylor - Citigroup - Analyst

All right. That makes sense. Just a couple numbers questions. So, you described the total purchase value around $220 million, but I guess if we take 12 million shares at $6.75 and assuming $132 million of debt that’s $213 million. Am I missing something? Or are the convert shares initially being valued higher because they initially do have a dividend? Or is it just rounding?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

No, I think the share price on the 27th was $7.00.

Gary Taylor - Citigroup - Analyst

Oh, okay.

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

We had to pick a day. So, it’s –

Gary Taylor - Citigroup - Analyst

I did not catch that. Yes.

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

So, that is when it was.

Gary Taylor - Citigroup - Analyst

Got it. For some reason I thought it was as of yesterday.

And then just on sources and uses, I guess it looks like there would be some cash? You would assume some of the debt issued to stock, then there is a little bit of cash? Or is that delta also maybe just change in where the share price has been?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

There’s a couple million in cash that would be paid for transaction-related expenses. And then obviously as you are doing the financing, the cost of the financing itself.

Gary Taylor - Citigroup - Analyst

Okay. So, I guess maybe, there’s a lot of questions about the deal structure and everyone kind of tiptoeing around the real question, which is I mean of course we’d love to know how accretive you think this is in ’11. I mean, is there any reason not to estimate a range of EPS accretion at this point?

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Well, as far as, you get into making judgments around amortization, and I think some folks have stumbled in that area. We are trying to be judicious, looking at our historical trends and all that. But, until we get evaluations done and the allocation of those intangibles, you are not absolutely certain. So, that is going to impact it.

Also, in the context of that accretion, that’s after incurring costs of integration and all. So, even that has an impact. So, if you exclude those, the accretion would be even higher. So, there’s a bunch of factors.

So, trying to nail down a number is, I think, a little challenging. But, we do believe on an EPS basis, again, following historical trends around what we see the asset allocations being, we would expect it to be accretive even after considering all those costs in 2011.

Gary Taylor - Citigroup - Analyst

Okay. So, then three very quick questions. So the $10 million of synergies, which I understand are a combination of revenue and cost, is that a net synergy number or net of some of these integration costs, or is that a –

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

No.

Gary Taylor - Citigroup - Analyst

– a gross number?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

That is an EBITDA gross number.

Gary Taylor - Citigroup - Analyst

Okay.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

If it’s revenue, it’s what contribution margin incrementally would be added to the organization.

Gary Taylor - Citigroup - Analyst

And the integration cost would presumably be sort of a one time in ’11, and the synergies would then continue on into ’12?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Correct.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Gary Taylor - Citigroup - Analyst

And then just real quickly, I’m sorry. Given different changes in accounting for convert shares, etcetera, etcetera, which are hard to keep up with, I mean do you anticipate in ’11 that the share count is, that the diluted share count is basically $45 million, $33 million plus the $12 million? Is that the way we should be modeling it?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Yes. The shares we would expect to be treated on the balance sheet as what’s referred to as temporary equity just by their very nature, but would be considered as part of the diluted share calculation.

Gary Taylor - Citigroup - Analyst

Okay. And then last question, how should we think about the impact of this on the cash tax rate? And I guess, I am guessing you’re going say it’s a little too soon to know. But, you did mention some pretty sizable NOLs. And since your GAAP tax rate is really substantial and volatile given the issues impacting it. We would want to focus more on that cash tax rate, in the low 40s. Does this have a material impact on your forward cash tax rate?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Hard to define, I’m going to say material. But, we would expect that for some time that we would see a benefit to that cash tax rate as we go forward because of the reference I made to NOLs and other tax attributes. We indicated that it’s about a $20 million present value.

Gary Taylor - Citigroup - Analyst

So, it’s not material in the sense that we may have a few years paying no cash tax because I guess those NOLs have annual limits and stretch out for some time?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Correct. And you have limits on what you can take in every year. And we’ve taken that into account certainly. But, it will have a positive impact.

Gary Taylor - Citigroup - Analyst

Okay. Great. Thank you.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thanks, Gary.

Operator

Your next question comes from the line of Jeff Mueler from Robert W. Baird.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Jeff Mueler - Robert W. Baird & Company - Analyst

Good morning. It is Jeff Mueler for Mark Marcon from Baird. Thanks for letting me sneak in.

I guess it’s nice to see the revenue trends turn the quarter. Bary, could you talk about what the SG&A expense expectations are in Q3, excluding any sort of deal costs?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Yes. Excluding deal costs, we expect the percentage, as compared to revenue, to be pretty much the same as we saw in Q2.

Jeff Mueler - Robert W. Baird & Company - Analyst

Okay. And then as you look out over the next couple of years and assume we had continued demand improvement, on the base business, what kind of incremental margins should we assume? Or what kind of incremental SG&A expense should we assume per dollar of revenue?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

We haven’t indicated a specific amount. What we have, though, said as you look at your corporate costs, and again I am focusing on an AMN standalone basis, you would expect those corporate costs to be pretty consistent and stable.

You’re going to see some variability in the SG&A associated with business units because as they grow we are going to add resources. We’ve talked about those on each of the segments.

So, I would expect that to go up, but again, continue to see some leverage on that relative to the top line. I mean that, as we have indicated, we’ve done structural changes last year that afford us that opportunity.

Jeff Mueler - Robert W. Baird & Company - Analyst

Okay. And then it looks like Medfinders had about a 7% EBITDA margin in ’09. How has that trended over time, and how do you think that the acquisition changes AMN’s long term potential EBITDA margin?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Well, certainly as we bring in the synergies, that will benefit us there. And so we’ll see the margin growth there as well. And then augmented by the overall higher margins that they experienced with their mix of business, we would expect that to improve.

Jeff Mueler - Robert W. Baird & Company - Analyst

Okay. And then lastly, it sounded like you’re still considering adding some additional adjacent businesses. Would you do that at this level of debt? Or would those be organic initiatives? Or is there a certain level that you’d want to pay your debt down to before you consider another acquisition?

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Our primary focus right now is the integration of these two companies. With that said, we have new businesses that we’ve launched internally over the last couple of years like RPO. We will continue to invest in those.

And we believe there are ways that we can expand and innovate in our physician business, both organically, but potentially through partnering and external partners that we can bring in. So, yeah, I’d say that, again the bulk of our focus and attention and, for that matter, financial resources will be on our current core businesses and integrating the companies.

Jeff Mueler - Robert W. Baird & Company - Analyst

Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thank you.

Operator

Your next question comes from the line of Tobey Sommer from SunTrust. Please go ahead.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Tobey?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Yes, thank you. Just had one or two additional questions.

Could you describe what the impact was of the Kaiser business in the quarter, whether that contributed to some of your sequential growth?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Sure, Tobey. Maybe I’ll kind of take the top level and then ask Ralph to fill in some details.

We don’t, as you know, call out any specific client and discuss their volume or demand trends. With that said, certainly our larger MSP and preferred clients made the most impact on our business, in terms of our volumes remaining steady through the quarter, and for that matter, the demand increases that we’re seeing.

With that said, I also mentioned that we’re seeing nice, modest, but healthy increases in orders, travelers on assignment, and just kind of the underlying health of the business across the country.

Regionally, we saw growth in the Northeast, in the Northwest, in the Midwest. So it’s not just a California story, if you will. There really are some good signs across the US. So, Ralph, would you like to add anything?

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Ralph Henderson - AMN Healthcare Services - President of Nurse and Allied Staffing Division.

Sure. I think what some of the first quarter growth was obviously attributable to Kaiser during our ramp up period. But, we kind of hit a steady state probably around May. And so what we’ve been seeing in the last couple of months is growth that is not Kaiser-related, which makes us feel so good. It is great to have Kaiser, and it certainly has contributed. But, we are seeing growth across the board.

And in the order counts and order trends, we’re actually seeing growth across the entire country again as well, which we know again we’re looking for all the positive signs we can see in the business and not just seeing growth within one account, but really seeing it across the country is one of those things we are banking on. And that’s, I think, why you are seeing a little optimism on our part more than normal.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you, and I may have missed it because I had to kind of hop between a couple of calls. Did you give us a valuation maybe on a trailing EBITDA basis or that you paid in, or should we think of it maybe including some of the synergies, maybe, if that’s the right perspective?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

First of all, I don’t think you did miss anything on that. We didn’t provide anything quite that detailed.

But, I would definitely think about this including the synergies. That’s certainly how we are looking at it. And that’s a lot of the value of the combined organizations is what we can accomplish together, both in filling more of our current clients’ needs and certainly being more efficient in our operations. And that’s what makes this a very good short term, but also long term strategic acquisition for us.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Then maybe asking the question a different way, what kind of, in your discussions with creditors, what kind of leverage ratios are they willing to extend the company? How high could you go in terms of their appetite?

Bary Bailey - AMN Healthcare Services, Inc. - CFO, CAO

Well, as far as how high, I mean that’s kind of a price volume kind of question. What we’re talking to them about, certainly the cash flow generated by the combined organization, looking at synergies and how everyone haircuts those, but clearly everyone we’ve talked to so far has been comfortable.

We also have the benefit of the tax elements that we’ve referenced. So, those add to it as well. So the combination has been, for everyone we’ve talked to, has been well-received.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thanks, Tobey.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Operator

Your next question comes from the line of Mark Marcon from Robert W. Baird. Please go ahead.

Mark Marcon - Robert W. Baird & Company - Analyst

Morning, I was wondering if you could just describe a little bit more about the MSP service that they currently offer, because I’m not clear in terms of when we take a look at the revenue split in terms of nursing and travel nursing, when you gave the 36% and the 32%, how much of that is MSP versus just standard delivery?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Yes, great question. And I will have Bob jump in, give you more detail.

But, he made a comment earlier that I think is really important. And that is that their local staffing offices are really a platform to help both win and to very successfully operate those MSPs by having that local presence and capability.

So, if you look at their local staffing, and for that matter even their travel nurse staffing, a good portion, I think the number is around half of that business is MSP-related, because it’s really a driver for the MSP business.

Whereas in travel, allied, for example, not all, in fact most MSPs don’t currently pull allied in. It’s starting to be more and more of a trend. And certainly we’re wrapping them into our MSP contracts. Medfinders has been doing that for some time. But, still the lion’s share of the MSPs are typically nurse related. Bob, you want to add something to that?

Bob Livonius - Medfinders - CEO

That is right. There is some question about how it actually works. I think what Susan has described is right. If you look at the nurse sector, what we provide in terms of nursing, about half of it, nearly half of it is done through an MSP, whether that’s a travel nurse or local nurse on contract or even per diem.

And as I said, one of the benefits of the way we sell MSP is that, our MSP model, is that we don’t have to have some giant healthcare system. We can go into an individual hospital or even LTAC network or lots of areas where this MSP model works and get an exclusive contract to provide all their services.

Susan is right, too. One of the benefits is we’re now seeing many, many more clients start with nursing, in the past, have now started with nursing and allied saying we want to do both.

That’s a trend that we really like because with this acquisition, not only do we have a strong allied presence, but AMN has an even stronger allied presence in terms of total size. So, we’ll be able to meet the client’s needs very, very nicely from an internal standpoint.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

And, Ralph, I think we’ve seen the same thing in our MSP clients as well.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Ralph Henderson - AMN Healthcare Services - President of Nurse and Allied Staffing Division.

Yes, about half of our MSP clients now have allied in the agreement. And I think all of them have per diem, which is, I think, one of the new things we’ve been talking about, which is why the deal’s good for us to grow, get the revenue synergies.

We’ve been using a lot of subcontractors for that business. Obviously, with this transaction we’ll have our own capabilities in that area. There are millions of dollars of business there that we affiliate out and that we will now be able to fulfill against ourselves.

Mark Marcon - Robert W. Baird & Company - Analyst

And just going back to the MSP portion, when we think about the revenue that you’re reflecting, is that all revenue that you’re actually delivering against? Or is there any pass through, or you’re are doing an MSP, and it’s actually being fulfilled through somebody else?

Bob Livonius - Medfinders - CEO

The revenue numbers are just the total of what we provide directly, either local or travel, plus the margin that we make for administering the MSP is also rolled into that revenue number. So, that’s spread between what we charge the client and what we get charged by the sub.

Mark Marcon - Robert W. Baird & Company - Analyst

Right, and are you typically running like, 1% to 2% in terms of that charge?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

I don’t think that we would provide that, just for competitive reasons. But, it’s generally something less than 5%.

Mark Marcon - Robert W. Baird & Company - Analyst

Okay, great. And how do the DSOs run on that?

Bob Livonius - Medfinders - CEO

DSOs are actually better. In an MSP environment, you’d have part of the contract is that you get paid faster. That’s what you demand from the client in the negotiation part.

And they’re actually, it’s a whole lot easier. They only have one invoice to pay. They’re not paying 40 subs. So, we set up a process that we think is very efficient with their AP departments. And we’ve found that it has, I think we have one of the lowest DSOs in the industry right now.

Mark Marcon - Robert W. Baird & Company - Analyst

With the margins being what they are and the efficiency in terms of the DSOs, when we take a look at the terms of the deal, Bob, how did the debt get accumulated? Was that just basically the whole series of transactions that led to the organization being in its current form? Or was part of that just due to the need to fund growth?

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Bob Livonius - Medfinders - CEO

It was all acquisition-related. We are proud of the acquisition we made. We made acquisitions going back to 2005 with Linde Healthcare, Kendall & Davis, then ROC, and National Healthcare Staffing. So, all of it is absolutely related to acquisitions.

Mark Marcon - Robert W. Baird & Company - Analyst

Okay. Yes, I followed Nursefinders when it was first part of PGA.

Bob Livonius - Medfinders - CEO

That was back a ways.

Mark Marcon - Robert W. Baird & Company - Analyst

Yes, I looked back on the history, and it was pretty interesting.

Bob Livonius - Medfinders - CEO

Yes, it is.

Mark Marcon - Robert W. Baird & Company - Analyst

Great. Well, then can you talk also a little bit about home health in terms of how much you, how attractive is that, how much do you think we’re going to expand? What are the dynamics there, and what are the risks that we have to be cognizant of?

Bob Livonius - Medfinders - CEO

Well, the dynamics are, first of all, it really ties nicely into the demographics of why we’re in the healthcare staffing business with the aging population and the shortage of workers.

But, there’s another dimension to home healthcare that it’s the most cost effective approach to taking care of both the disabled and elderly is in their home.

So, the government is finally, I have been in, as I said earlier, 20 years, the government has really finally figured out, and I think insurance payers are starting to figure out, that it is the most cost effective.

There was a period of time in the ’90s, late ’90s in particular, when there was some thought that it was more expensive. But, now that studies and everything else shows that the government prefers people to be at home And, I think that’s the demographic that is just outstanding.

And that is true with state programs as well as the government programs, insurance companies as well. So, the demographics for homecare are compelling because it’s what the client wants. It’s what the payer wants. And it’s what the patient wants. And if you think about those dynamics, it’s really a great business to be in, and fun business to be in because you’re taking care of people in an environment that they’d prefer to be in.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

So, aside from the fact that I love the business and I’m just passionate about how great a business it is to be in, we’re very excited because of AMN’s desire to want to be in it as well.

The expansion in that area could be either organic or through acquisitions. We’ve certainly been presented with many, many opportunities to acquire. We’ve been less resistant, less inclined to do that. We’ve done that through more organic growth.

But, we have actually put a big investment in technology. I think as you think about home healthcare companies that are out there, and there are many small fragmented companies, the important thing is to have, like we have, 20 offices and be willing to make the investment in technology.

Thanks to our board and the support that they’ve given us over the years, we are on the, not the bleeding edge, but certainly the leading edge of the best technology that’s out there today.

So, we have nurses who have laptops when they go into a home. The caregivers, when they get into a home, they can actually record what they did while they were there, and it automatically flows into the system. So, we’ve eliminated a ton of costs and paperwork. That allows us to expand on that platform and either add new offices or buy offices and convert them onto our platform, any number of ways we could grow.

You mentioned risk, and of course risk is always inherent in any healthcare setting. But, home healthcare is a little unique in that you actually have responsibility for the care of the patient.

Therefore, there are a lot of regulations. And our organization, much like our competitors, are very, very focused on compliance and what I’ll call oversight.

So, the clinical supervision and the clinical compliance over homecare is similar to what you find in a hospital setting. We’ve got clinical directors, chief nursing officers. In every location there’s lots of nursing and lots of care, case management and so forth.

The risks are that with any business that you’re actually taking care of patients is making sure that you’re staying in compliance. We feel that we’ve got a great track record of having done that. We’ve got, I think, good comfort on the part of AMN during their due diligence process.

They’ve done a very thorough job of helping get themselves up to the level that they are comfortable with, and I think in terms of our compliance. So from that standpoint that’s really, that’s how I view it. It’s an exciting business to be in. You have to have good leadership that knows what they’re doing.

I’ve been in the business a long time. But, it really takes leaders like Linda Sheffield, who will be remaining with the business and is our president of our division. And she’s very excited about the expansion. You’ve got to have people that know what they are doing. And Linda has many, many years in the business. I won’t –

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

And Linda is very impressive. And I’ll echo Bob’s comments regarding their commitment to compliance and quality. We brought in external advisors to help us with the diligence in this area, knowing it was a new area for us. And we were very pleased to see the high marks that they received in their commitment to quality and compliance. And they have made significant investments in technology. And the leadership there is just outstanding.

The other thing that I’ll add is that we continue to hear from our acute care clients. Most people think of home health as a very separate business and don’t always make the connection back to acute care. But, as we were going through our diligence and just in my discussions with CEOs at hospitals, we’re starting to get more questions about our capability to help transition patients effectively and quickly out of the acute care setting and into a quality home health environment.

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Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

And that’s because facilities themselves are recognizing they’re going to need to begin to pay more attention to their bundled cost because of bundled payments. And they want to work with a partner who can help them quickly get patients discharged, but know that they are not going to have to deal with readmits or poor outcomes, that they’ll pay the price for down the road.

So, we see this as an opportunity to be more innovative and be a stronger partner, even with our acute care facilities because we now have this new capability.

Mark Marcon - Robert W. Baird & Company - Analyst

That sounds very promising. It sounds like those risk that we experienced back in the ’90s, those are gone. So, it sounds like, if I heard you correctly. And I’m referring essentially to the reimbursement issues that we all went through.

And then it sounds like this is an area that you’re probably going to want to grow pretty significantly.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

I think grow in a calculated, disciplined way, we do see it as a growth area for healthcare services industry. We see it as a growth area for us. I don’t see it becoming a majority part of our organization. But, it is clearly a synergistic and complimentary piece of our business.

Mark Marcon - Robert W. Baird & Company - Analyst

Great. And then I know you can’t get into all of the details with regards to the integration plans, you’re early in that. But how confident are you in terms of the cost synergies? What would potentially lead the cost synergies to be less than what you’re projecting?

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

We’re very confident. And with that said, we understand because we have experience doing this, that there are certainly risks, and you’ve got to be very disciplined in your approach.

And the synergies are very important in this combination. And so early on we worked collaboratively with Bob and the Medfinders team in order to really define those synergies and to dig into both organizations and identify where those synergies are going to come from.

And so I have to say we have done more than you would probably expect to make sure we do have the confidence. Certainly the business unit leaders were involved in kind of working through the organizations and making sure that we had specific things we could point to to justify and validate those synergies.

We also enlisted the help of advisors to also validate those synergy opportunities. And so while we haven’t begun the detailed integration planning, we do have a larger road map identified and have very specific targets for each of our divisions and departments that we intend to go after.

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FINAL TRANSCRIPT

Jul. 29. 2010 / 1:00PM, AHS - Q2 2010 AMN Healthcare Services, Inc. Earnings Conference Call

Mark Marcon - Robert W. Baird & Company - Analyst

Great. Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Thanks, Mark.

Operator

And at this time there are no further questions.

Susan Nowakowski - AMN Healthcare Services, Inc. - President and CEO

Great, well before we end the call, I would like to take a moment to thank all of the AMN team members and also the Medfinders team members for their tremendous efforts over the last couple of quarters.

I think we should all be extremely proud of the performance of our organization. And on top of the great execution and business performance that our teams have demonstrated, as you can tell we have been a bit busy with other things. And our finance team, legal team, HR team, business groups have done an extraordinary job, again, across both AMN and Medfinders in helping us get to this exciting point where we can bring these two great companies together.

So, I want to thank all of them for their hard work and perseverance. We have a lot of hard work ahead of us. Certainly have a sprint to the close and then a lot of work after that with integration. But, as I said earlier, just knowing the sheer talent of these two combined teams and the collaborative spirit and the passion that I’ve seen from them, I’m completely confident that we will be able to deliver on our synergy and growth expectations.

So with that, I’d like to thank everybody for joining us today and certainly for your continued support of AMN. And we are looking forward to updating you on our progress next quarter.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

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Important Information

AMN Healthcare intends to file a proxy statement and other relevant materials with the SEC to obtain shareholder approval of (i) the convertibility of the preferred stock to be issued to Medfinders’ shareholders in the acquisition into shares of AMN Healthcare common stock and (ii) the voting rights of such preferred stock (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by AMN Healthcare with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from AMN Healthcare’s website at www.amnhealthcare.com or by writing to: AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, California 92130, Attention: Investor Relations.

AMN Healthcare and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of AMN Healthcare in connection with the Stockholder Approval. Information regarding AMN Healthcare’s directors and executive officers is included in AMN Healthcare’s definitive proxy statement for its 2010 annual meeting of stockholders held on April 14, 2010, which was filed with the SEC on March 12, 2010. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.

Cautionary Statement

The issuance of the securities in the transactions described in this communication have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.